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Contact:

  Investor Contact:
  Maxwell Shoe Company Inc., Hyde Park
  Richard J. Bakos
  Chief Financial Officer
  617/333-4007
   or
  Media Contact:
  Morgen-Walke Associates, New York
  Michael McMullan/Kate Talbot
  212/850-5600

  Maxwell Shoe Company Inc. Completes Acquisition of Assets of Joan and David
                             Helpern, Incorporated


HYDE PARK, Mass.--Oct. 17, 2000--Maxwell Shoe Company Inc., (Nasdaq:MAXS ),
                                                                    ----
today announced it has completed the acquisition of a substantial portion of the assets of joan and david helpern, incorporated and JOAN HELPERN DESIGNS, INC. for an aggregate $16.8 million in cash.

Under the terms of the Agreement, Maxwell Shoe Company acquired a substantial portion of joan and david helpern, incorporated's assets, including certain inventory, the on-order merchandise, leases for the corporate office, as well as all the trademarks of JOAN HELPERN DESIGNS, INC.

Mark J. Cocozza, Chairman and Chief Executive Officer of Maxwell Shoe Company, commented, "We are excited about the completion of this acquisition as the Joan & David brand presents a number of opportunities for Maxwell Shoe. Specifically, we are committed to investing in the continued development of the brand and have the resources necessary to foster its long-term growth."

Maxwell Shoe Company Inc. designs, develops and markets casual and dress footwear for women and children. The Company's brands include Mootsies Tootsies, Sam & Libby, Dockers(R) Footwear for Women, A LINE ANNE KLEIN(TM), ANNE KLEIN2(R) and J. G. Hook.

Certain statements contained in this press release regard matters that are not historical facts and are forward looking statements (as such term is defined in the rules promulgated pursuant to the Securities Act of 1933, as amended). Because such forward looking statements contain risks and uncertainties, actual results may differ materially from those expressed in or implied by such forward looking statements. Factors that could cause actual results to differ materially include, but are not limited to: the Company's ability to successfully implement the Company's strategy of integrating the Joan & David brand into the Company's business and growing the brand in the future, changing consumer preference, inability to successfully design, develop or market its footwear brands, competition from other footwear manufacturers or retailers, loss of key employees, general economic conditions and adverse factors impacting the retail footwear industry, and the inability by the Company to source its products due to political or economic


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factors or the imposition of trade or duty restrictions. The Company undertakes no obligation to release publicly the results of any revisions to these forward looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Investors are also directed to other risks discussed in documents filed by the Company with the Securities and Exchange Commission.

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